Exhibit 2.4

ASSET PURCHASE AGREEMENT

BY AND AMONG

MARCHEX, INC.

NAME DEVELOPMENT LTD.

AND THE SOLE STOCKHOLDER OF NAME DEVELOPMENT LTD.

DATED November 19, 2004

TABLE OF CONTENTS

ARTICLE I		1

PURCHASE AND SALE OF ASSETS		1
1.1	PURCHASE OF ASSETS	1
1.2	RETAINED ASSETS	2
1.3	ASSUMED LIABILITIES	3
1.4	RETAINED LIABILITIES	3
1.5	PURCHASE PRICE	4
1.6	DISTRIBUTION OF PURCHASE PRICE	4
1.7	ESCROW	4
1.8	ALLOCATION OF PURCHASE PRICE	5
1.9	CLOSING	5
1.10	EXECUTION AND DELIVERY OF DOCUMENTS OF TITLE BY THE PARTIES	5
1.11	WITHHOLDING	5

ARTICLE II		6

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SOLE STOCKHOLDER		6
2.1	CORPORATE ORGANIZATION	6
2.2	AUTHORIZATION	6
2.3	CONSENTS AND APPROVALS; NO VIOLATIONS	7
2.4	CAPITALIZATION	7
2.5	FINANCIAL STATEMENTS; BUSINESS INFORMATION	8
2.6	ABSENCE OF UNDISCLOSED LIABILITIES	9
2.7	ABSENCE OF CERTAIN CHANGES OR EVENTS	9
2.8	LEGAL PROCEEDINGS, ETC.	10
2.9	TAXES	10
2.10	TITLE TO PROPERTIES AND RELATED MATTERS	13
2.11	INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE RESTRICTIONS	14
2.12	CONTRACTS	17
2.13	EMPLOYEES; EMPLOYEE BENEFITS	19
2.14	COMPLIANCE WITH APPLICABLE LAW	19
2.15	ABILITY TO CONDUCT BUSINESS	19
2.16	MAJOR PARTNERS	20
2.17	INSURANCE	20
2.18	BROKERS; PAYMENTS	20
2.19	DISCLOSURE	21

ARTICLE III		21

REPRESENTATIONS AND WARRANTIES OF THE SOLE STOCKHOLDER		21
3.1	AUTHORIZATION; ETC.	21
3.2	PARENT COMMON STOCK	22

ARTICLE IV		24

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER		24
4.1	CORPORATE ORGANIZATION	24
4.2	AUTHORIZATION	24
4.3	CONSENTS AND APPROVALS; NO VIOLATIONS	25
4.4	SEC REPORTS AND FINANCIAL STATEMENTS	25
4.5	BROKERS; PAYMENTS	26
4.6	DISCLOSURE	26

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ARTICLE V		26

CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE		26
5.1	CONDUCT OF BUSINESS OF THE COMPANY	26
5.2	RETAINED LIABILITIES	28
5.3	OTHER NEGOTIATIONS	28
5.4	FINANCIAL STATEMENTS	29

ARTICLE VI		29

ADDITIONAL AGREEMENTS		29
6.1	ACCESS TO PROPERTIES AND RECORDS	29
6.2	REASONABLE EFFORTS; ETC.	29
6.3	MATERIAL EVENTS	29
6.4	FEES AND EXPENSES	29
6.5	SUPPLEMENTS TO DISCLOSURE SCHEDULES	30
6.6	TAX MATTERS	30
6.7	CASH ADJUSTMENT	30

ARTICLE VII		30

COVENANTS OF THE COMPANY		30

ARTICLE VIII		31

CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND BUYER		31
8.1	REPRESENTATIONS AND WARRANTIES TRUE	31
8.2	PERFORMANCE	31
8.3	ABSENCE OF LITIGATION	32
8.4	PURCHASE PERMITTED BY APPLICABLE LAWS; LEGAL INVESTMENT	32
8.5	PROCEEDINGS SATISFACTORY	32
8.6	CONSENTS	32
8.7	ADDITIONAL AGREEMENTS	32
8.8	MATERIAL ADVERSE EFFECT	33
8.9	OPINION OF DORSEY & WHITNEY LLP	33
8.10	SUPPORTING DOCUMENTS	33
8.11	RELEASE OF LIENS	33
8.12	FINANCING	33
8.13	TRANSFER OF PURCHASED ASSETS	33
8.14	AUDIT	34

ARTICLE IX		34

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SOLE STOCKHOLDER		34
9.1	REPRESENTATIONS AND WARRANTIES TRUE	34
9.2	PERFORMANCE	34
9.3	ABSENCE OF LITIGATION	34
9.4	PROCEEDINGS SATISFACTORY	35
9.5	CONSENTS	35
9.6	ADDITIONAL AGREEMENTS	35
9.7	CASH CONSIDERATION AND EQUITY CONSIDERATION; ESCROW DEPOSIT	35
9.8	SUPPORTING DOCUMENTS	35

ARTICLE X		35

TERMINATION		35
10.1	TERMINATION	35
10.2	EFFECT OF TERMINATION	36
10.3	TERMINATION FEE	36

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ARTICLE XI		37

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		37
11.1	INDEMNITY OBLIGATIONS	37
11.2	NOTIFICATION OF CLAIMS	37
11.3	DURATION	38
11.4	ESCROW	39
11.5	STOCKHOLDER BENEFICIARIES	39
11.6	NO LIABILITY OR SUBSTITUTION OF TRUSTEE	39
11.7	REGISTRATION RIGHTS	40
11.8	TREATMENT OF INDEMNITY PAYMENTS	40

ARTICLE XII		40

12.1	REGISTRABLE SHARES	40
12.2	REQUIRED REGISTRATION	40
12.3	EFFECTIVENESS; SUSPENSION RIGHT	40
12.4	EXPENSES	41
12.5	INDEMNIFICATION	41
12.6	PROCEDURES FOR SALE OF SHARES UNDER REGISTRATION STATEMENT	43

ARTICLE XIII		44

MISCELLANEOUS PROVISIONS		44
13.1	AMENDMENT	44
13.2	WAIVER OF COMPLIANCE	44
13.3	NOTICES	44
13.4	BINDING EFFECT; ASSIGNMENT	45
13.5	NO THIRD PARTY BENEFICIARIES	45
13.6	PUBLIC ANNOUNCEMENTS	46
13.7	COUNTERPARTS	46
13.8	HEADINGS	46
13.9	ENTIRE AGREEMENT	46
13.10	GOVERNING LAW	46
13.11	SEVERABILITY	46
13.12	SPECIFIC PERFORMANCE	47
13.13	WAIVER OF JURY TRIAL	47

Exhibits and Schedules to the Asset Purchase Agreement have been omitted. The following is a list of omitted Exhibits and Schedules which the Registrant agrees to furnish supplementally to the Commission upon request:

Exhibits

A	Form of Escrow Agreement

B	Form of Bill of Sale, Assignment and Assumption Agreement

C	Form of Consulting Agreement

D	Opinion of Dorsey & Whitney LLP

Schedules

1.1	Purchase of Assets

1.3	Assumed Liabilities

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Company Disclosure Schedules

2.1	Corporate Organization

2.3	Consents and Approvals; No Violations

2.4	Capitalization

2.5	Financial Statements; Business Information

2.6	Absence of Undisclosed Liabilities

2.7	Absence of Certain Changes or Events

2.8	Legal Proceedings, Etc.

2.9	Taxes

2.10	Title to Properties and Related Matters

2.11	Intellectual Property; Proprietary Rights; Employee Restrictions

2.12	Contracts

2.13	Employees; Employee Benefits

2.14	Compliance with Applicable Law

2.15	Ability to Conduct Business

2.16	Major Partners

2.17	Insurance

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of November 19, 2004, by and among Marchex, Inc., a Delaware Corporation (the “Parent” and “Buyer”), Name Development Ltd., a British Virgin Islands corporation (the “Seller” or the “Company”), Rothschild Trust Cayman Limited as trustee of The SSV Trust (the “Trust”) and its nominee, ZRH Nominees (0049) Ltd. (the “Nominee”), the holder of all of the issued and outstanding capital stock of the Company (the Trust and the Nominee collectively referred to herein as the “Sole Stockholder”).

This Agreement sets forth the terms and conditions upon which the Buyer will purchase from the Company, and the Company will sell to the Buyer, all of the assets of the Company (other than the Retained Assets, as hereinafter defined) and the business and goodwill of the Company as a going concern, subject to those liabilities of the Company which are specifically hereinafter described, for the consideration provided herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase of Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.9 below), the Company shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from the Company all of the Company’s assets of every kind and description that are used or useful in the Company’s business, free and clear of any liens whatsoever (the “Purchased Assets”) (other than those assets included in the Retained Assets as defined in Section 1.2 below) and subject only to the liabilities and obligations of the Company which are defined in Section 1.3 (the “Assumed Liabilities”). The Purchased Assets include without limitation:

(a) all of the Company’s rights under all licenses, permits, authorizations, orders, registrations, certificates, approvals, consents and franchises, or any pending applications for any of the foregoing, to the extent such rights relate to the conduct of the Company’s business, and in each case to the extent transferable or assignable;

(b) all of the interest of the Company, the Sole Stockholder or any beneficiary of the Trust (whether held directly or indirectly through any other person or entity) in intellectual property, patents, copyrights, trade names, service marks, trademarks, domain names, websites, licenses and sublicenses granted in respect thereto and rights thereunder, used in the conduct of the Company’s business, remedies against infringement thereof and rights of protection of interests therein and all related goodwill;

(c) all of the rights of the Company, the Sole Stockholder or any beneficiary of the Trust (whether held directly or indirectly through any other person or entity) to any domain names, universal resource locators (URLs), websites, webpages and booking engines to the extent used in the conduct of the Company’s business as set forth on Schedule 1.1(c);

(d) all of the Company’s rights under those contracts, agreements, licenses, leases, commitments, undertakings, arrangements, understandings or such other documents or instruments as set forth on Schedule 1.1(d), to the extent such rights relate to the conduct of the Company’s business (the “Purchased Contracts”);

(e) all of the Company’s claims, customer deposits, prepayments, prepaid expenses, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment, to the extent any of the foregoing relate to the conduct of the Company’s business after the Closing and whether or not recorded in the books and records of the Company as set forth on Schedule 1.1(e);

(f) all of the Company’s (i) advertiser and customer lists and all other sales and marketing information, (ii) know-how, technology, drawings, engineering specifications, bills of materials, (iii) software, database and related programs (collectively, the “Software”) used in the conduct of the Company’s business, and (iv) other intangible assets of the Company;

(g) all tangible property, machinery, computers, printers, servers and equipment owned or leased by the Company;

(h) all records which relate to the operations and finance of the Company, including, without limitation, books, records, ledgers, files, documents, correspondence, computer discs, diagrams, construction data, blueprints, instruction manuals, maintenance manuals, reports and similar documents used or useful in connection with the Company’s business (the “Records”); and

(i) all other assets of the Company of every kind and description, tangible or intangible, to the extent used in the conduct of the Company’s business not provided for above.

For the purposes of this Section 1.1, the Company’s business shall mean domain ownership, acquisition and management.

1.2 Retained Assets. The Company will retain ownership of only the following assets (collectively, the “Retained Assets”):

(a) all of the Company’s minute and stock record books;

(b) all of the Company’s trade and accounts receivable (billed and unbilled) immediately prior to Closing Date (as defined herein);

(c) the Company’s cash and cash equivalents as set forth on the Company’s Balance Sheet (as defined herein) at the time of the Closing;

(d) all of the Company’s rights under the insurance policies issued on the life of any of its officers, directors, employees or consultants; and

(e) the Company’s corporate name and any trade names (current and any former, if applicable) and any and all goodwill associated therewith.

1.3 Assumed Liabilities. The Assumed Liabilities shall consist only of the liabilities of the Company specifically listed on Schedule 1.3 attached hereto, including without limitation all obligations under the Purchased Contracts to the extent such obligations accrue at the time of consummation of and after the Closing (the “Assumed Liabilities”). The Buyer shall assume and agree to pay, perform and discharge the Assumed Liabilities, and will pay, perform and discharge the Assumed Liabilities as they become due.

1.4 Retained Liabilities. The liabilities and obligations which shall be retained by the Company (the “Retained Liabilities”) shall consist of all liabilities of the Company other than Assumed Liabilities, including, without limitation, the following:

(a) all liabilities of the Company relating to indebtedness for borrowed money whether or not such liabilities are reflected on the unaudited balance sheet of the Company as of September 30, 2004, included in the Financial Statements (as defined herein);

(b) all liabilities of the Company or the Sole Stockholder resulting from, constituting or relating to a breach of any of the representations, warranties, covenants or agreements of the Company or the Sole Stockholder under this Agreement;

(c) all of the Company’s trade and accounts payable (billed and unbilled);

(d) all liabilities of the Company for Taxes (as hereinafter defined) incurred in respect of or measured by the income of the Company earned or realized on or prior to the Closing Date, including any gain and income from the sale of the Purchased Assets and other transactions contemplated herein;

(e) all liabilities for all environmental, ecological, health, safety, products liability (except as specifically referred to herein) or other claims pertaining to the Company’s business or the Purchased Assets which relate to time periods or events occurring on or prior to the Closing Date;

(f) all liabilities of the Company arising in connection with its operations unrelated to the Company’s business and all liabilities (including any liability pursuant to any claim, litigation or proceeding) in connection with the operation of the Company’s business prior to the Closing except as otherwise specifically provided herein;

(g) any liability of the Company based on its tortious or illegal conduct;

(h) any liability or obligation incurred by the Company in connection with the negotiation, execution or performance of this Agreement, including, without limitation, all legal, accounting, brokers’, finders’ and other professional fees and expenses;

(i) all liabilities incurred by the Company after the Closing Date; and

(j) all liabilities or obligations associated with the employees, consultants, contractors or agents of the Company, including but not limited to accrued vacation for all employees, consultants, contractors or agents, any liability or obligation under or with respect to any employment, consulting, independent contractor, agency or similar agreement any plan, unemployment or workers’ compensation laws, sales commissions, or any liability or obligation arising from the termination of any employee, consultant, contractor or agent by the Company or any decision by the Buyer not to offer employment or continued service to any employee, consultant, contractor or agent of the Company.

1.5 Purchase Price. Upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of the Company and the Sole Stockholder contained herein, and in consideration of the sale, assignment, transfer and delivery of the Purchased Assets and in addition to the assumption by Buyer of the Assumed Liabilities, Buyer will pay at the Closing by wire transfer of immediately available funds, to the Company an amount of cash equal to One Hundred Fifty-Five Million One Hundred Fifty Thousand Dollars ($155,150,000.00) (the “Cash Consideration”) and that number of shares of Class B Common Stock, $0.01 par value per share, of the Parent (the “Parent Common Stock”) as shall be obtained by dividing $9,000,000 by the Closing Market Price (as hereinafter defined) (the “Equity Consideration”) subject to Sections 1.6 and 1.7 below. Such Equity Consideration and Cash Consideration which shall be issuable or payable at the Closing, as the case may be, as provided herein shall in the aggregate be referred to as the “Purchase Price.” For purposes of this Agreement, the term “Closing Market Price” shall mean the average of the last quoted sale price for shares of Parent Common Stock on The Nasdaq National Market for the ten (10) trading days immediately prior to the Closing Date.

1.6 Distribution of Purchase Price. At Closing, the Cash Consideration shall be wired to an account designated by the Company, less $24,600,000 which shall be placed in escrow to satisfy the obligations pursuant to Article XI hereof (the “Cash Escrow).

1.7 Escrow. At Closing, Parent will deposit in escrow for the benefit of the Company the Cash Escrow (which shall reduce the amount of Cash Consideration otherwise payable to such Sole Stockholder) (the “Escrow Deposit”). The Escrow Deposit shall be held by and registered in the name of a reputable financial institution mutually agreed to by the parties, as escrow agent (the “Escrow Agent”), as security for the indemnification obligations under Article XI pursuant to the provisions of an Escrow Agreement (the “Escrow Agreement”) in substantially the form of Exhibit A attached hereto with such changes thereto as mutually agreed to by the parties.

1.8 Allocation of Purchase Price. Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), Section 1060 and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate), for Seller’s review and reasonable approval, not to be unreasonably withheld or delayed. Buyer shall deliver such allocation to Seller within sixty (60) days after the Closing Date. Buyer, Seller, and the Company and their affiliates shall report, act, and file Tax Returns if applicable (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

1.9 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article X and subject to the satisfaction or waiver of the conditions set forth in Articles VIII and IX, the closing of the transactions described herein (the “Closing”) will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Articles VIII and IX, at the offices of Marchex, Inc., 413 Pine Street, Suite 500, Seattle, WA 98101, unless another date, time or place is agreed to in writing by the parties hereto. The date of such Closing is referred to herein as the “Closing Date.”

1.10 Execution and Delivery of Documents of Title by the Parties. At the Closing, the Company and the Buyer shall execute and deliver to Buyer the Bill of Sale, Assignment and Assumption Agreement, which is attached hereto as Exhibit B (the “Bill of Sale”). The Company shall also deliver and such deeds, conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents as Buyer may reasonably request in order to effect the sale, conveyance, and transfer of the Purchased Assets from the Company to the Buyer. Such instruments and documents shall be sufficient to convey to Buyer good and merchantable title in all of the Purchased Assets, free and clear of all liens. The Company will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as Buyer may reasonably request in order more effectively to sell, transfer and convey the Purchased Assets to Buyer and to place Buyer in position to operate and control all of the Purchased Assets. At the Closing, Buyer shall execute and deliver to the Company such other documents as the Company may reasonably request in order to evidence Buyer’s assumption of the Assumed Liabilities. Buyer will, from time to time after the Closing Date, take such additional action and deliver such further documents as the Company may reasonably request in order effectively to assume the Assumed Liabilities.

1.11 Withholding. Parent or Buyer shall be entitled to deduct and withhold from the Purchase Price payable or otherwise deliverable pursuant to this Agreement, such amounts as Parent or Buyer may be required to pay, deduct or withhold therefrom under the Code or under any provision of state, local or foreign Tax law, if any. To the extent such amounts are so paid, deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE SOLE STOCKHOLDER

The Company and the Sole Stockholder jointly and severally represent and warrant to the Parent and Buyer as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

2.1 Corporate Organization.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. The Company has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted. The Company is duly qualified to transact business as a foreign corporation in such jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect (as defined below). The Company has previously delivered to the Parent complete and correct copies of the Articles of Association of the Company (certified by the registrar of companies for the jurisdiction in which it was formed as of a recent date) and the Memorandum of Association of the Company (certified by a duly authorized officer of the Company as of a recent date). Neither the Company’s Articles of Association nor its Memorandum of Association have been amended since the date of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instrument. The term “Company Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, financial condition, results of operations or prospects of the Company.

2.2 Authorization. The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Sole Stockholder has the legal capacity to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the Sole Stockholder have been duly and validly authorized and approved by all necessary corporate actions. This Agreement constitutes the legal and binding obligation of the Company and the Sole Stockholder, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

2.3 Consents and Approvals; No Violations. Except as set forth on Schedule 2.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including specifically the transfer of the Purchased Assets to Buyer by the Company, will not: (i) violate or conflict with the provisions of any applicable federal, state, local or foreign laws, (ii) violate or conflict with any provision of the Articles of Association or Memorandum of Association of the Company, (iii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company pursuant to the terms of any such instrument or obligation, (iv) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Company or by which its properties or assets may be bound, except for such violations and conflicts which would not have a Company Material Adverse Effect, or (v) require, on the part of the Company, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained would not have a Company Material Adverse Effect.

2.4 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred (100) Class A Common shares, one hundred (100) Class B Common shares and three hundred million (300,000,000) Class C Preferred shares (the “Stock”). The beneficial and record ownership of all of the outstanding shares of Stock (including par value) is set forth on Schedule 2.4(a) attached hereto. All outstanding shares of Stock (i) are duly authorized, validly issued, fully paid and nonassessable (ii) were not issued in violation of any pre-emptive rights or federal or state securities laws and (iii) are not subject to preemptive rights created by statute, the Articles of Association or Memorandum of Association of the Company or any agreement or document to which the Company is a party or by which it is bound.

Except as set forth above, as of the date of this Agreement no shares of Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, were issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

The Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of capital stock or other securities of the Company, and there are no amounts owed or which may be owed to any person by the Company as a result of any repurchase, redemption or acquisition of any shares of Common Stock or other securities of the Company. There is no claim or basis for such a claim to any portion of the Purchase Price except as provided in Section 1.5 hereto by any current or former stockholder, option holder or warrant holder of the Company, or any other person.

There are no voting trusts, proxies or agreements or understandings with respect to any equity security of any class of securities of the Company.

(b) The Company does not own, directly or indirectly, any equity securities, or options, warrants or other rights to acquire equity securities, or securities convertible into or exchangeable for equity securities, of any other corporation, or any partnership interest in any general or limited partnership or unincorporated joint venture other than securities held solely for investment purposes.

2.5 Financial Statements; Business Information. (a) Attached hereto as Schedule 2.5(a) are (i) the balance sheets of the Company as of June 30, 2003 and June 30, 2004 and the statements of operations and cash flow for the fiscal periods then ended, and (ii) the balance sheet of the Company as of September 30, 2004 (the “Balance Sheet”) and the statements of operations and cash flow of the Company for the three (3) months then ended (hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP (as hereinafter defined) consistently applied during the periods covered thereby, and (iii) present fairly in all material respects the financial condition and results of operations of the Company as at the dates, and for the periods, stated therein, except that the interim Financial Statements are subject to normal year-end adjustments which will not be individually or in the aggregate material in amount or effect. For the purposes of this Agreement, generally accepted accounting principles shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination (“GAAP”).

(b) Schedule 2.5(b) attached hereto sets forth certain statistics regarding the Company’s business including, but not limited to, information related to the Company’s products, services and websites such as (i) number of domains registered as of the date hereof, (ii) number of unique users (defined by their IP address and user agent string visiting a particular domain in a calendar day) visiting the Company’s websites resulting from domain type in traffic, search queries and other methods for the months of July, August and September 2004, and (iii) number of accepted or valid click-throughs for the months of July, August and September 2004 (the “Data”) which are true and correct in all material respects as of the dates stated in the schedule. Without limiting the materiality of any other representations, warranties and covenants of the Company and the Sole Stockholder contained herein, the Company and the Sole Stockholder specifically acknowledge that the accuracy in all material respects of such Data is material to the Parent’s decision to enter into the transactions contemplated by this Agreement and to pay the Purchase Price.

(c) To the best of its knowledge, the Company has not directly or indirectly installed, imbedded or derived any traffic from any Spyware or Malware Software sources. For the purposes hereof, “Malware Software” is any program or file that is harmful to a computer user, including without limitation, computer viruses, worms, and Trojan horses, and “Spyware” is programming that gathers information about a computer user without permission.

2.6 Absence of Undisclosed Liabilities. Except (i) as set forth or reserved against in the Balance Sheet and (ii) for obligations and liabilities incurred since September 30, 2004 in the ordinary course of business, which do not individually or in the aggregate exceed $20,000, the Company does not, except as set forth on Schedule 2.6, have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, of the type required to be reflected or disclosed on a balance sheet or the notes thereto as required according to GAAP. Schedule 2.6 sets forth a true and correct aged list of all accounts payable of the Company as of September 30, 2004. Except as set forth on Schedule 2.6, no part of the Assumed Liabilities or the Purchased Assets consists of or involves, directly or indirectly, any loan or other obligation outstanding from, or contract in effect with any stockholder or for which any stockholder is or may be liable under guaranty or otherwise, or any loan, obligation or contract with any of the stockholders, officers or directors of the Company or any affiliate of any of them.

2.7 Absence of Certain Changes or Events. Except as set forth on Schedule 2.7 hereto, since June 30, 2004, the Company has carried on its business in all material respects in the ordinary course and consistent with past practice. Except as set forth on Schedule 2.7 or as set forth or reserved against in the Balance Sheet, since June 30, 2004, the Company has not: (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice; (ii) experienced any Company Material Adverse Effect; (iii) made any change in accounting principle or practice or in its method of applying any such principle or practice, (iv) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its properties, assets or business; (v) mortgaged, pledged or subjected to any lien, charge or other encumbrance, or granted to third parties any rights in, any of its properties or assets, tangible or intangible; (vi) sold or transferred any of its assets, except in the ordinary course of business and consistent with past practice, or canceled or compromised any debts or waived any claims or rights of a material nature; (vii) issued any additional Company securities, other equity securities, partnership interests or similar equity interests, or any rights, options or warrants to purchase, or securities convertible into or exchangeable for, Company securities; (viii) declared or paid any dividends on or made any distributions (however characterized) in respect of Company securities; (ix) repurchased or redeemed any Company securities; (x) terminated, amended or waived with respect to any material contract, any material right, except in the ordinary course of business and consistent with past practice; (xi) granted any general or specific increase in the compensation payable or to become payable to any of its Employees (as that term is hereinafter defined) or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Benefit Plan (as that term is hereinafter defined); or (xii) entered into any agreement to do any of the foregoing.

2.8 Legal Proceedings, etc. Except as set forth on Schedule 2.8, there are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Company or the Sole Stockholder, threatened against the Company or its properties, assets or business or, to the knowledge of the Company or the Sole Stockholder, pending or threatened against any of the officers, directors, partners, managers, trustees, beneficiaries, employees, agents or consultants of the Company in connection with the business of the Company. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the knowledge of the Company or the Sole Stockholder, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company is a party, or involving the properties, assets or business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company. Schedule 2.8 hereto sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company is a party to or by which the Company is bound, and the Company is and has been at all times in material compliance with the terms of such settlements, judgments, orders, injunctions, decrees and awards. Schedule 2.8 hereto sets forth all suits, actions, claims, proceedings or investigations regarding any equity security of the Company which the Company or the Sole Stockholder has ever been involved in or received notice of.

2.9 Taxes.

(a) The Company has properly and timely filed any Tax Returns (as hereinafter defined) and other filings in respect of Taxes (as hereinafter defined) required to be filed by it on or prior to the date hereof, and has in a timely manner paid any Taxes which are (or will be) due for all periods ending on or before the date hereof, whether or not shown on such Tax Returns, except to the extent the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes and disclosed the dollar amount and the components of such reserves on Schedule 2.9(a) hereof. The Company will establish, in the ordinary course of business and consistent with its past practices, any reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) necessary for the payment of any Taxes of the Company for the period from date of the Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all laws, rules and regulations.

(b) There are no actions or proceedings currently pending or, to the knowledge of the Company or the Sole Stockholder, threatened against the Company by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any governmental authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company by any governmental authority have been paid or are being contested in good faith and have been disclosed in writing to the Parent. There are no agreements or applications by the Company for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of the Company, except for liens for Taxes not yet due or payable.

(c) For the purposes of the Agreement, “Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate, and including any transferee liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group including any liability pursuant to Treasury Regulation Section 1.1502-6, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

For purposes of this Agreement, the term “Tax Return” means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, declarations of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any affiliate; and reports with respect to backup withholding and other payments to third parties.

(d) The Company is not and has not been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and the Company does not have any liability for Taxes of any person (other than the Company) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or a transferee, successor or guarantor or by contract, indemnification or otherwise.

(e) The Company has withheld all amounts from its respective employees and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(f) None of the Purchased Assets is a United States real property interest within the meaning of Section 897 of the Code and no amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions contemplated by this Agreement nor are any of the Purchased Assets taxable property subject to any foreign withholding Tax applicable to Buyer.

(g) No power of attorney has been granted by the Company or is currently in force with respect to any matter relating to Taxes.

(h) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(i) The Company has not received any written ruling of a taxing authority relating to Taxes or entered in any written and legally binding agreement with a taxing authority relating to Taxes, including any closing agreements under Section 7121 of the Code.

(j) No claim has ever been made in writing to the Company by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and the Company neither does business in nor derives income from within or allocable to any state, local, territorial or foreign taxing jurisdiction for which Taxes are due and owing other than those for which all Tax Returns have been furnished to the Parent.

(k) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding; and the Company has delivered or made available to the Parent for inspection true and complete copies of (i) all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all federal, state, local and foreign income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not run.

(l) The Company has not made any payments, is not obligated to make any payment, and is not a party to any agreement, contract, arrangement or plan that under any circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code.

(m) The Company has not engaged in a “listed transaction” within the meaning of Treas. Reg. §1.6011-4T(b).

(n) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. The Company has proper receipts (which will be delivered to Buyer at the Closing), within the meaning of Treasury Regulation Section 1.905-2 in the event of any foreign Tax paid for any foreign Tax that has been or in the future may be claimed as a foreign tax credit for United States federal income tax purposes.

(o) The Company is not a party to any gain recognition agreement under Section 367 of the Code.

(p) Schedule 2.9(p) attached hereto sets forth each jurisdiction in which the Company files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis.

2.10 Title to Properties and Related Matters. (a) The Company has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever (other than (i) purchase money security interests and common law vendor’s liens, in each case for goods purchased on open account in the ordinary course of business and having a fair market value of less than $20,000 in each individual case and (ii) liens for Taxes not yet due and payable) and the sale and purchase of the Purchased Assets to Buyer pursuant hereto shall vest in Buyer good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever subject to the above exceptions. All Purchased Assets conform to all applicable laws, statutes, ordinances, rules and regulations.

(b) The Company does not own any real property or any interest in real property.

(c) Schedule 2.10(c) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures and other items of personal property currently owned or leased by the Company with a book value as of September 30, 2004, in each case of $20,000 or more. Except as set forth on Schedule 2.10(c) hereto, all such personal property is in suitable operating condition (ordinary and reasonable wear and tear excepted) and is physically located in or about one of the places of business of the Company and is owned by the Company or is leased by the Company under one of the leases set forth in Schedule 2.10(d) hereto. None of such personal property is subject to any agreement or commitment for its use by any person other than the Company. The maintenance and operation of such personal property has been in conformance with all applicable material laws and regulations. There are no assets leased by the Company or used in the operation of the Company that are owned, directly or indirectly, by any Related Person. For the purposes hereof, Related Person shall mean any of the following (i) the Sole Stockholder or any trustee or beneficiary thereof; (ii) the spouses and children of any trustee or beneficiary of the Sole Stockholder (collectively, “Near Relatives”); (iii) any trust for the benefit of any trustee or beneficiary of the Sole Stockholder or any of their respective Near Relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by the Sole Stockholder, any trustee or beneficiary of the Sole Stockholder or by any of their respective Near Relatives.

(d) Schedule 2.10(d) sets forth a complete and correct list of all real property and personal property leases to which the Company is a party. The Company has previously delivered to the Parent complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule 2.10(d) hereto. Except as set forth on Schedule 2.10(d) hereto, (i) each such lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company nor (to the knowledge of the Company or the Sole Stockholder) any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or (to the knowledge of the Company or the Sole Stockholder) a default by any other party under such lease; (iii) to the knowledge of the Company or the Sole Stockholder, there are no disputes or disagreements between the Company and any other party with respect to any such lease; and (iv) except as set forth on Schedule 2.10(d), there is no requirement under any such lease that the Company either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

2.11 Intellectual Property; Proprietary Rights; Employee Restrictions. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

(a) Set forth on Schedule 2.11(a) hereto is a list of all Company Intellectual Property or other Intellectual Property required to operate the Company’s business as currently conducted (other than generally available software such as Microsoft Word and the like). True and correct copies of all licenses, assignments and releases relating to such Intellectual Property have been provided to Parent prior to the date hereof, all of which are valid and binding agreements of the parties thereto, enforceable in accordance with their terms. Except as set forth on Schedule 2.11(a), the Company owns and has good and exclusive right, title and interest to, or (x) has exclusive license to, each item of Company Intellectual Property and (y) has non-exclusive license to other Intellectual Property required to operate the Company’s business as currently conducted, free and clear of any lien or encumbrance; and all such Intellectual Property rights are in full force and effect. Except as set forth on Schedule 2.11(a), the Company is the exclusive owner of all trademarks and trade names used in connection with the operation of the Company’s business as currently conducted, including the sale of any products or the provision of any services by Company. Except as set forth on Schedule 2.11(a), the Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property rights of the Company.

(b) Except as set forth on Schedule 2.11(b), no Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or which may affect the validity, use or enforceability of such Company Intellectual Property.

(c) All patents, patent applications, trademarks, service marks, copyrights, mask work rights and domain names of the Company have been duly registered and/or filed with or issued by each appropriate governmental or other entity indicated on Schedule 2.11(c) hereto, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) To the extent that any Intellectual Property (including without limitation software, hardware, copyrightable works and the like) has been developed, created, modified or improved by a third party for the Company, except as set forth on Schedule 2.11(d), the Company has a written agreement with such third party that assigns to the Company exclusive ownership of such Intellectual Property, each of which is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms. Except as set forth on Schedule 2.11(d), the Company has the right to use all trade secrets, data, customer lists, log files, hardware designs, programming processes, software and other information required for or incident to its products or business (including, without limitation, the operation of their respective Web sites) as presently conducted and has received no notice that any of such information that is provided to the Company by third parties will not continue to be provided to the Company on the same terms and conditions as currently exist.

(e) Except as set forth on Schedule 2.11(e), the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party.

(f) Except as set forth on Schedule 2.11(f), the operation of the business of Company as such business currently is conducted, including Company’s design, development, manufacture, marketing and sale of the products or services of the Company has not and does not, and with respect to products currently under development to the Company’s knowledge will not, infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) Except as set forth on Schedule 2.11(g), the Company has not received any notice or other claim from any third party that the operation of the business of the Company or any act, product or service of the Company infringes, may infringe or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the knowledge of the Company or the Sole Stockholder, no person has infringed or is infringing or misappropriating any Company Intellectual Property or other Intellectual Property rights in any of its products, technology or services, or has or is violating the confidentiality of any of its proprietary information.

(i) The Company has taken reasonable steps to protect the Company’s rights in the Company’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all current and former employees and contractors of Company have executed such an agreement. To the knowledge of the Company and the Sole Stockholder, all trade secrets and other confidential information of the Company are not part of the public domain nor, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company. To the knowledge of the Company and the Sole Stockholder, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company nor is the Company making unlawful use of any confidential information or trade secrets of any past or present employees of the Company.

Except as set forth on Schedule 2.11(i), all Intellectual Property rights purported to be owned by the Company which were developed, worked on or otherwise held by any employee, officer or consultant are owned free and clear by the Company by operation of law or have been validly assigned to the Company and such assignments have been provided to Parent and are valid binding agreements of the parties thereto, enforceable in accordance with their terms. All of the rights of the Company, the Sole Stockholder or any beneficiary thereof, as the case may be, in any of the Company Intellectual Property which is used or is useful in the Company’s business, have been validly assigned, transferred and/or conveyed to the Buyer as part of the Purchased Assets hereunder and neither the Company, the Sole Stockholder nor any beneficiary thereof, as the case may be, has retained any rights with respect thereto. Except as set forth on Schedule 2.11(i), neither the Company, the Sole Stockholder, nor, to the knowledge of the Company and the Sole Stockholder, any of the employees of the Company, have any agreements or arrangements with current or former employers relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind nor are any such persons bound by any consulting agreements relating to confidential information or trade secrets of another entity that are being violated by such persons. The activities of the employees and consultants of the Company on behalf of the Company do not violate in any material respects any agreements or arrangements known to the Company, or any of the Sole Stockholder which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

2.12 Contracts. (a) Except as set forth on Schedules 2.12(a)-(d) hereto, the Company is not a party to, or subject to:

(i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves monthly expenditures or receipts by the Company of more than $15,000 (other than as set forth in this Section 2.12 (a)(viii) below);

(ii) any note, indenture, credit facility, mortgage, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company;

(iii) any guaranty issued by the Company;

(iv) any contract, arrangement or understanding relating to the acquisition, issuance or transfer of any securities, including, without limitation, convertible securities;

(v) any contract, arrangement or understanding relating to the acquisition, transfer, distribution, use, development, sharing or license of any technology or Company Intellectual Property, other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vi) any contract, arrangement or understanding granting to any person the right to use any property or property right of the Company other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vii) any contract, arrangement or understanding restricting the right of the Company to (A) engage in any business activity or compete with any business, or (B) develop or distribute any technology;

(viii) any contract, arrangement or understanding relating to the employment of, or the performance of services of, any employee, consultant or independent contractor and pursuant to which the Company is required to pay more than $15,000 per month;

(ix) any contract, arrangement or understanding with a Related Person which involves monthly expenditures or receipts by the Company of more than $15,000; or

(x) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (ix) of this subsection 2.12(a).

(b) The Company has previously provided to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 2.12(a) hereto. Except as set forth on Schedule 2.12(b) hereto, (i) each contract listed in Schedule 2.12(a) hereto is in full force and effect; (ii) neither the Company nor (to the knowledge of the Company and the Sole Stockholder) any other party is in default under any contract listed in Schedule 2.12 (a) hereto, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or (to the knowledge of the Company and the Sole Stockholder) a default by any other party under such contract; (iii) to the knowledge of the Company and the Sole Stockholder, there are no disputes or disagreements between the Company and any other party with respect to any contract listed in Schedule 2.12 (a) hereto; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary in order for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company thereunder.

(c) Except as set forth on Schedule 2.12(c) hereto, the Company has not issued any warranty or any agreement or commitment to indemnify any person other than in the ordinary course of business.

(d) Each of the contracts set forth on Schedules 2.12(a)-(d) hereto, is and always has been in compliance with all applicable laws, including any and all laws applicable to the Internet or the Company’s business, or any other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect.

2.13 Employees; Employee Benefits.

(a) Schedule 2.13(a) hereto sets forth the names of all current employees of and independent contractors providing services to the Company (the “Employees”) whose compensation exceeds $15,000 per month. Any person who has provided or is providing services to the Company and who has not or will not receive an IRS W-2 form has been classified as an independent contractor in full compliance with federal and state wage and hour laws and the Company has fully and accurately reported such independent contractors compensation on IRS forms 1099 when required to do so.

(b) Neither the Company nor any other entity which must be aggregated with the Company as required by Section 414(b),(c),(m) or (o) of the Code (an “ERISA Affiliate”) maintains, contributes to, or has any liability or contingent liability for any defined benefit and defined contribution plan, stock ownership plan, employment or consulting agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code), vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option, stock appreciation rights or stock purchase plan, severance pay plan, cafeteria plan, arrangement or practice, employee relations policy, practice or arrangement, or any other employee benefit plan, program or arrangement, including, without limitation, an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.14 Compliance with Applicable Law. Except as set forth on Schedule 2.14, the Company is not in violation in any respect of any applicable safety, health or environmental law, any law applicable to the internet or the Company’s business, or any other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect. Except as set forth on Schedule 2.14, the Company has not received any notice alleging any such violation, nor to the knowledge of the Company or the Sole Stockholder, is there any inquiry, investigation or proceeding relating thereto.

2.15 Ability to Conduct Business. Except as set forth on Schedule 2.15, there is no agreement, arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company or to which the Company is a party or by which it or any of its properties or assets is bound, that will prevent the use by the Buyer, after the Closing Date, of the properties and assets owned by, the business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof. The Company has in force, and is in compliance with, in all material respects, all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its business as presently conducted, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company has not received any notice of, and to the knowledge of the Company or the Sole Stockholder, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

2.16 Major Partners. Schedule 2.16 hereto sets forth a complete and correct list of the ten (10) largest partners of the Company in terms of revenue recognized in respect of such partners during the three (3) months ended September 30, 2004 and during the twelve (12) months ended June 30, 2004, showing the amount of revenue recognized for each such partner, as the case may be, during such period. To the knowledge of the Company and the Sole Stockholder, except as set forth on Schedule 2.16 hereto, the Company has not received any notice or other communication (written or oral) from any of the partners listed in Schedule 2.16 hereto terminating, amending or reducing in any material respect, or setting forth an intention to terminate, amend or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such partner and the Company.

2.17 Insurance. Schedule 2.17 hereto sets forth a true and complete list of all insurance policies carried by the Company with respect to its business, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. The Company has maintained insurance covering it and its properties in such amounts against such hazards and liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. Except as set forth on Schedule 2.17 hereto, all such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums due thereon have been paid in a timely manner. Complete and correct copies of all current insurance policies of the Company have been made available to Parent for inspection. The Company is not in default under any of such policies, and the Company has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. The Company does not have knowledge of any facts which would likely result in an insurer reducing coverage or increasing premiums on existing policies and to the Company’s knowledge, all such insurance policies can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Closing. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

2.18 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Sole Stockholder. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 5.3) with parties other than Parent. No valid claim exists against the Company for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby. Except as set forth in Article X of this Agreement, the Company is not aware of any action which may be taken that would lead to an obligation on the part of the Parent or Buyer to pay any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

2.19 Disclosure. The Company has not failed to disclose to Parent any fact that is reasonably more likely than not to have a Company Material Adverse Effect or impede or impair the ability of the Company to perform its obligations under this Agreement in any material respect. No representation or warranty by the Company or the Sole Stockholder contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company and/or the Sole Stockholder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SOLE STOCKHOLDER

3.1 Authorization; etc. The Sole Stockholder represents and warrants to the Parent and Buyer as follows:

(i) The Sole Stockholder shall, simultaneously with its execution and delivery of this Agreement, execute and deliver to Parent a written consent or resolution in which the Sole Stockholder voted all of the Stock owned by the Sole Stockholder in favor of the transactions contemplated herein and the adoption of this Agreement;

(ii) The Sole Stockholder has all necessary legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of the Sole Stockholder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors, rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity; and

(iii) The execution and delivery of this Agreement by the Sole Stockholder and the consummation of the transactions contemplated hereby will not (A) violate or conflict with any provision of any declaration of trust or other constitutional or operative agreements and/or documents of the Sole Stockholder that is constituted as a trust, (B) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Sole Stockholder is a party, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Sole Stockholder pursuant to the terms of any such instrument or obligation, which breach, violation or event of default would have a material adverse effect on the Sole Stockholder’s ability to perform the Sole Stockholder’s obligations hereunder, or (C) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, agency or authority applicable to the Sole Stockholder.

3.2 Parent Common Stock.

The Sole Stockholder represents and warrants to the Parent and Buyer as follows:

(i) The Sole Stockholder understands that the shares of Parent Common Stock to be issued to such Sole Stockholder as part of the Purchase Price will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by the Sole Stockholder in this Agreement. Such Sole Stockholder understands that the Parent is relying, in part, upon the Sole Stockholder’s representation and warranties contained in this Section 3.2 for the purpose of determining whether this transaction meets the requirements for such exemptions.

(ii) The Sole Stockholder has such knowledge, skill and experience in business, financial and investment matters so that the Sole Stockholder is capable of evaluating the merits and risks of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement or to the extent that the Sole Stockholder has deemed it appropriate to do so, the Sole Stockholder has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(iii) The Sole Stockholder has made, either alone or together with the Sole Stockholder’s advisors, such independent investigation of the Parent, its management and related matters as the Sole Stockholder deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the Parent Common Stock through the transactions contemplated by this Agreement; and the Sole Stockholder and advisors have received all information and data that the Sole Stockholder and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(iv) The Sole Stockholder has reviewed the Sole Stockholder’s financial condition and commitments, alone and together with the Sole Stockholder’s advisors, and, based on such review, the Sole Stockholder is satisfied that (A) the Sole Stockholder has adequate means of providing for the Sole Stockholder’s financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that he could bear the risk of loss of the Sole Stockholder’s entire investment in the Parent Common Stock, (B) the Sole Stockholder has no present or contemplated future need to dispose of all or any portion of the Parent Common Stock to satisfy any existing or contemplated undertaking, need or indebtedness, and (C) the Sole Stockholder is capable of bearing the economic risk of an investment in the Parent Common Stock for the indefinite future. Such Sole Stockholder shall furnish any additional information about the Sole Stockholder reasonably requested by the Parent to assure the compliance of this transaction with applicable federal and state securities laws.

(v) The Sole Stockholder understands that the shares of the Parent Common Stock to be received by the Sole Stockholder in the transactions contemplated hereby will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission (the “SEC”) promulgated thereunder provide in substance that the Sole Stockholder may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available, including but not limited to Rule 144 promulgated under the Securities Act. The Sole Stockholder further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, the Sole Stockholder understands that the Sole Stockholder may have to bear the economic risk of an investment in the Parent Common Stock to be received by the Sole Stockholder pursuant to the transactions contemplated hereby for an indefinite period of time.

(vi) Except as provided in Article XII, the Sole Stockholder is acquiring shares of the Parent Common Stock pursuant to the transactions contemplated hereby for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein.

(vii) The certificate(s) evidencing the shares of the Parent Common Stock to be issued pursuant to the transactions contemplated hereby shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND BUYER

The Parent and Buyer jointly and severally represent and warrant to the Company and the Sole Stockholder as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Parent Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

4.1 Corporate Organization. Each of the Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and Buyer has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted. The Parent and Buyer are each duly qualified to transact business as a foreign corporation and are each in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by the Parent or Buyer or the business currently conducted by them, except for such jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect (as defined below). Buyer is a corporation newly formed by Parent and has not conducted any business other than as expressly set forth in or contemplated by this Agreement. The Parent has previously made available to the Company complete and correct copies of (i) its Certificate of Incorporation and all amendments thereto as of the date hereof (certified by the Secretary of State of Delaware as of a recent date) and its By-Laws (certified by the Secretary of the Parent as of a recent date) and (ii) the Certificate of Incorporation of Buyer and all amendments thereto as of the date hereof (certified by the Secretary of State of the State of Delaware as of a recent date) and the By-Laws of Buyer (certified by the Secretary of Buyer as of a recent date). Neither the Certificate of Incorporation nor the By-Laws of the Parent or Buyer have been amended since the respective dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments. The term “Parent Material Adverse Effect” means for purposes of this Agreement, any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operation, assets, liabilities, financial condition or results of operations of the Parent and its subsidiaries (including Buyer), taken as a whole.

4.2 Authorization. Each of the Parent and Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Buyer have been duly and validly authorized and approved by all necessary corporate action on the part of Parent and Buyer. This Agreement constitutes the legal and binding obligation of the Parent and Buyer, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

4.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with the provisions of any applicable federal, state, local or foreign laws; (ii) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Parent or Buyer; (iii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Parent or Buyer are parties, or by which any of them or any of their respective properties or assets may be bound, or result in the creation of any lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Parent or Buyer pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Parent Material Adverse Effect; (iv) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Parent or Buyer or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Parent Material Adverse Effect; or (v) require, on the part of the Parent or Buyer, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Parent Material Adverse Effect.

4.4 SEC Reports and Financial Statements. The Parent has heretofore delivered or made available to the Company complete and correct copies of all reports and other filings filed by the Parent with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (the “Acts”) since and including the effective date of the Form SB-2 Registration Statement with respect to the Parent’s initial public offering (such reports and other filings collectively referred to herein as the “SEC Filings”). The SEC Filings constitute all of the documents required to be filed by the Parent under the Securities Act and Exchange Act since such date. All documents that are required to be filed as exhibits to the SEC Filings have been so filed, and all contracts so filed as exhibits are in full force and effect, except those which are expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Parent included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The unaudited financial statements included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto and such unaudited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties in this Section 4.4 shall also be deemed to be made with respect to all filings made with the SEC on or before the Closing Date.

4.5 Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Buyer.

4.6 Disclosure. Parent has not failed to disclose to the Company any fact that is reasonably more likely than not to have a Parent Material Adverse Effect or impede or impair the ability of the Parent to perform its obligations under this Agreement in any material respect. No representation or warranty by Parent or Buyer contained in this Agreement and no statement contained, when considered together as a whole, in any of the Parent Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Parent and/or the Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE

5.1 Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Closing Date, the Company and the Sole Stockholder agree that the Company, except as otherwise expressly contemplated by this Agreement or agreed to in writing by the Parent:

(a) will carry on its business only in the ordinary course and consistent with past practice, except that the Company may take such actions as deemed reasonably necessary by counsel in effecting its internal restructuring subject to Parent’s reasonable prior written consent;

(b) will not declare or pay any dividend on or make any other distribution (however characterized) in respect of shares of its capital stock other than in the ordinary course and consistent with past practices;

(c) will not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, directly or indirectly, any shares of its capital stock;

(d) will not amend its Articles of Association or Memorandum of Association;

(e) will not issue, or agree to issue, any shares of its capital stock, or any options, warrants or other rights to acquire shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock;

(f) will not combine, split or otherwise reclassify any shares of its capital stock;

(g) will not form any subsidiaries;

(h) will use its best efforts to preserve intact its present business organization, keep available the services of its officers and key employees and preserve its relationships with clients and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Closing Date;

(i) will not (i) make any capital expenditures individually or in the aggregate in excess of $20,000, except as permitted by Section 5(a), (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement other than in the ordinary course, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving individually or in the aggregate in excess of $20,000 annually, (v) incur or guarantee any additional indebtedness for borrowed money other than in the ordinary course, (vi) create or permit to become effective any security interest, mortgage, lien, charge or other encumbrance on any of its properties or assets, or (vii) enter into any agreement to do any of the foregoing;

(j) will not adopt or amend any Benefit Plan for the benefit of Employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its Employees, beneficiaries or any other person or accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any stock option plan or agreements or enter into any agreement to do any of the foregoing, except as specifically required by the terms of such plans or agreements;

(k) will not accelerate receivables or delay payables;

(l) will promptly advise the Parent of the commencement of, or threat of (to the extent that such threat comes to the knowledge of the Company or the Sole Stockholder) any claim, action, suit, proceeding or investigation against, relating to or involving the Company or any of its respective officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby;

(m) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

(n) will not enter into any agreement to dissolve, merge, consolidate or, sell any material assets of the Company (other than in the ordinary course) or acquire or agree to acquire (other than domain names in the ordinary course) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $20,000 in the aggregate; and

(o) will not change the method of accounting of the Company, other than as necessary and requested by the Company’s independent auditor to provide the financial statements and schedules required under this Agreement in accordance with GAAP and SEC rules and regulations, and make any Tax elections, enter any settlement or compromise of any Tax claim or liability with any taxing authority, or amend any Tax Return that would adversely affect Parent or its subsidiaries without the consent of Parent;

(p) will not make any payments to officers, directors, partners, managers, trustees or beneficiaries other than in the ordinary course, except as necessary in connection with the transaction contemplated hereunder;

(q) will not enter into any agreements with contractors or consultants (or amend or authorize additional work orders with respect to any such existing agreements) except as contemplated by this Agreement;

(r) will not change, accelerate or alter, in each case, the payment terms of any existing contract or agreement nor enter into any contract or agreement with payment terms (including timing) not materially consistent with past practice; and

(s) will not sell any domain names (or enter into any agreement to do the foregoing) without the Parent’s consent which shall not be unreasonably withheld or delayed.

5.2 Retained Liabilities. From and after the date hereof through the Closing Date and following the Closing, unless otherwise agreed to in writing by the parties hereto, the Company agrees to pay, perform and fully discharge all of the Retained Liabilities as they become due.

5.3 Other Negotiations. Neither the Company nor the Sole Stockholder will (nor will they permit any of their respective officers, directors, partners, managers, trustees, beneficiaries, consultants, employees, agents, partners and affiliates on their behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent) regarding any acquisition of the Company any merger or consolidation with or involving the Company or any acquisition of any material portion of the stock or assets of the Company or any equity or debt financing of the Company or any material license of Intellectual Property rights or any business combination, recapitalization, joint venture or other major transaction involving the business of the Company (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than

Parent. If between the date of this Agreement and the termination of this Agreement pursuant to Article X, the Company receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company shall (i) notify Parent immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the obligations of the Company under this Agreement.

5.4 Financial Statements. The Company shall use its best efforts to cause the audit by the Company’s independent auditor of the Financial Statements to have been completed to Parent’s reasonable satisfaction within two (2) weeks of the date hereof. During the period commencing on the date hereof and continuing until the Closing Date, the Company and the Sole Stockholder agree as requested by Parent (i) to obtain updated quarterly audited financial information from the Company’s independent auditor, (ii) to include the Financial Statements and updated quarterly financial information in any and all Parent SEC filings, and (iii) to assist Parent in obtaining the consent of the Company’s independent auditor to include the auditor’s report on the foregoing in any and all Parent SEC flings.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Properties and Records. The Company will provide (or will cause to be provided) to Parent and Parent’s accountants, counsel and other authorized advisors, with reasonable access, during business hours, to its premises and properties and its books and records (including, without limitation, contracts, leases, insurance policies, litigation files, minute books, accounts, working papers and Tax Returns filed and in preparation) and will cause its officers to furnish to Parent and Parent’s authorized advisors such additional financial, tax and operating data and other information pertaining to its business as Parent shall from time to time reasonably request. All of such data and information shall be kept confidential by Parent and the Company unless and until the transactions contemplated herein are consummated pursuant to the NDA Agreement (as hereinafter defined).

6.2 Reasonable Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his, her or its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement.

6.3 Material Events. At all times prior to the Closing Date, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article VIII or Article IX hereof.

6.4 Fees and Expenses. Subject to Section 10.3, the Parent and the Company shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors.

6.5 Supplements to Disclosure Schedules. From time to time prior to the Closing Date, each party hereto shall supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules or that is necessary to correct any information in its Disclosure Schedules or in its representations and warranties that have been rendered inaccurate thereby. The Disclosure Schedules delivered by a party hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

6.6. Tax Matters. All Taxes, whether levied on the Company, any of the Company’s subsidiaries, the Sole Stockholder, the Parent or the Buyer or any of their respective affiliates, beneficiaries, predecessors, successors or assigns, resulting from the transactions contemplated herein or any restructuring or reorganization or any other activities involving the Company prior to the Closing or otherwise on account of this Agreement, shall be paid by the Company or the Sole Stockholder when due, and the Company or the Sole Stockholder shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes. Parent or Buyer shall be solely responsible for all Taxes arising from the ownership and use of the Purchased Assets by the Parent or Buyer beginning after the Closing Date (the “Post-Closing Period”).

6.7. Cash Adjustment. Within sixty (60) days following the Closing, Parent shall determine the amount of the Company’s accounts receivable and accounts payable under the Purchased Contracts as of the Closing. To the extent such accounts receivable exceed such accounts payable, such excess shall be promptly paid by the Buyer to the Company as and when payment in respect thereof is received by the Buyer. To the extent such accounts receivable are less than such accounts payable, such deficit shall be promptly paid by the Company to the Buyer. In addition, to the extent payment is received following the Closing by the Company under a Purchased Contract in respect of any Post-Closing Period, such payment or portion thereof which relates to the Post-Closing Period shall be promptly paid by the Company to the Buyer.

ARTICLE VII

COVENANTS OF THE COMPANY

The Company hereby agrees that for a period of two (2) years following the Closing Date, that it will not, and will use its best efforts for the benefit of Parent to ensure that its affiliates, officers, directors, employees, consultants, representatives and agents will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity (excepting only the ownership of not more than 1% of the outstanding securities of any class of any entity listed on an exchange or regularly traded in the over-the-counter market), which is directly or indirectly in competition with the Purchased Assets or the products or services contemplated or being developed, marketed, sold or otherwise provided by the Parent, or which is directly or indirectly detrimental to the business of the Parent as of the Closing Date (“Competitive Activity”). The Company agrees that, for a period of two (2) years following the Closing Date hereof, that it will not, and will use its best efforts for the benefit of Parent to ensure that its affiliates, officers, directors, employees, consultants, representatives and agents will not, in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the employees, consultants, agents, suppliers, customers or prospects of the Parent that were such with respect to the Parent at any time during the one (1) year immediately preceding the date hereof or that become such with respect to the Parent at any time during the one (1) year immediately following the date hereof. The Company further agrees to provide the Parent with consulting services following the Closing pursuant to the terms and conditions of that certain Consulting Agreement, in the form attached hereto as Exhibit C.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF

THE PARENT AND BUYER

The obligation of the Parent and Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Parent and Buyer in their sole discretion):

8.1 Representations and Warranties True. The representations and warranties of the Company and the Sole Stockholder which are contained in this Agreement, or contained in any Schedule, certificate or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing (i) the Company shall have delivered to the Parent and Buyer a certificate (signed on behalf of the Company by a duly authorized officer or director of the Company) to that effect with respect to all such representations and warranties made by the Company, and (ii) the Sole Stockholder shall have executed and delivered to the Parent and Buyer a certificate to that effect with respect to all such representations and warranties made by the Sole Stockholder.

8.2 Performance. The Company and the Sole Stockholder shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing (i) the Company shall have delivered to the Parent and Buyer a certificate (duly executed on behalf of the Company by a duly authorized officer or director of the Company) to that effect with respect to all such obligations required to have been performed or complied with by the Company on or before the Closing Date, and (ii) the Sole Stockholder shall have executed and delivered to the Parent and Buyer a certificate to that effect with respect to all such obligations required to have been performed or complied with by the Sole Stockholder on or before the Closing Date.

8.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company which reasonably could have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Company Material Adverse Effect.

8.4 Purchase Permitted by Applicable Laws; Legal Investment. Parent’s purchase of and payment for the Purchased Assets (i) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or interpretation, (ii) shall not subject Parent or Buyer to any penalty, Tax, liability or, in the reasonable judgment of Parent or Buyer, any other onerous condition under or pursuant to any applicable law, statute, ordinance, regulation or rule, (iii) shall not constitute a fraudulent or voidable conveyance under any applicable law, and (iv) shall be permitted by all applicable laws, statutes, ordinances, regulations and rules of the jurisdictions to which Parent or Buyer is subject.

8.5 Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Purchased Assets, the Agreement and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to Parent Buyer.

8.6 Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by the Company or the Sole Stockholder in connection with the transactions contemplated by this Agreement and the sale of the Purchased Assets (including those identified on Schedule 2.3) shall have been obtained and shall be in full force and effect.

8.7 Additional Agreements. The following agreements, forms or notices, as the case may be, shall have been executed and delivered to Parent:

(i) Consulting Agreement, in the form attached hereto as Exhibit C;

(ii) Confidentiality, Assignment of Inventions and Employment-at-Will Agreements for consultants and employees, in a form satisfactory to Parent, executed by each of the employees of the Company;

(iii) the Escrow Agreement, duly executed by the Escrow Agent; and

(iv) the Company shall deliver to Parent a completed Form W-8BEN on the Closing and prior to any payment of the Cash Consideration.

8.8 Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect.

8.9 Opinion of Dorsey & Whitney LLP. The Company shall have delivered to Parent an opinion of Dorsey & Whitney LLP, counsel to the Company, in substantially the form attached hereto as Exhibit D.

8.10 Supporting Documents. The Company shall have delivered to the Parent a certificate (i) of the British Virgin Islands Registrar of Companies dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Company; and (ii) of a duly authorized officer of the Company dated the Closing Date, certifying on behalf of the Company (w) that attached thereto is a true and complete copy of the Articles of Association of the Company, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the Memorandum of Association of such Company, as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the Sole Stockholder of the Company, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Company, executing on behalf of the company this Agreement and the other agreements related hereto.

8.11 Release of Liens. The Company shall have obtained to the satisfaction of Parent and Buyer, the releases from creditors needed to terminate any security interests in the Purchased Assets granted by the Company.

8.12 Financing. On or prior to the Closing Date, Parent shall have closed on financing sufficient to consummate the transactions contemplated by this Agreement (the “Financing”).

8.13 Transfer of Purchased Assets. All of the Purchased Assets shall have been effectively sold, transferred, conveyed and assigned to Buyer, free and clear of any and all liens, and all of the deeds, conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents referenced in Section 1.10 shall have been executed, delivered and, if appropriate, filed or recorded. The Company shall have satisfied any and all indebtedness relating to Purchased Assets, other than the Assumed Liabilities. The Company and any successor thereto with the same ultimate beneficiaries shall have been granted a license to the Software effective upon the expiration of the Company’s two (2) year non-competition period set forth in Article VII solely for business purposes for its own account with no rights to sublicense, assign or otherwise transfer such Software to any other party and in such form as previously agreed to by the parties.

8.14 Audit. The audit by the Company’s independent auditor of the Financial Statements (except that the date of the Balance Sheet shall be June 30, 2004) shall have been completed to Parent’s reasonable satisfaction.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF THE

COMPANY AND THE SOLE STOCKHOLDER

The obligation of the Company and the Sole Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company and the Sole Stockholder in their sole discretion):

9.1 Representations and Warranties True. The representations and warranties of each of the Parent and Buyer contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing each of the Parent and Buyer shall have delivered to the Company and the Sole Stockholder a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer and with respect to Buyer, signed on its behalf by its President) to that effect with respect to all such representations and warranties made by such entity.

9.2 Performance. Each of the Parent and Buyer shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing each of the Parent and Buyer shall have delivered to the Company and the Sole Stockholder a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer and with respect to Buyer, signed on its behalf by its President) to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

9.3 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Parent or Buyer which would have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Parent Material Adverse Effect.

9.4 Proceedings Satisfactory. All proceedings taken in connection with the purchase and sale of the Purchased Assets, the Agreement and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to Company.

9.5 Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by Parent or Buyer in connection with the transactions contemplated by this Agreement and the sale of the Purchased Assets (including those identified on Schedule 4.3) shall have been obtained and shall be in full force and effect.

9.6 Additional Agreements. The Parent shall have executed and delivered counterparts of the Escrow Agreement referred to in Section 8.7(iii) hereof, together with counterparts signed by the Escrow Agent.

9.7 Cash Consideration and Equity Consideration; Escrow Deposit.

(a) At the Closing, the Parent shall deliver and distribute the Purchase Price in accordance with Section 1.6.

(b) At Closing, Parent shall deliver to the Escrow Agent the Cash Escrow which shall constitute the Escrow Deposit pursuant to Section 1.7.

9.8 Supporting Documents.

(a) The Parent shall have delivered to the Company and the Sole Stockholder (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of Parent and Buyer, (ii) a certificate of the Secretary of the Parent and Buyer, dated the Closing Date, certifying on behalf of the Parent and Buyer (w) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Parent, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of Parent and Buyer as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Parent and Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (z) to the incumbency and specimen signature of each officer of the Parent executing on behalf of Parent and Buyer this Agreement and the other agreements related hereto.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written consent of the Company and the Parent;

(b) by either the Company or the Parent:

(i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

(ii) if the Closing Date shall not have occurred on or before June 30, 2005, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose (or whose affiliate(s)’) breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or

(iii) if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other party set forth in this Agreement which breach is incapable of cure, or if capable of cure, shall not have been cured within twenty (20) business days following receipt by the breaching party of notice of such breach.

(c) by the Parent if the Closing Date shall not have occurred on or before March 31, 2005 solely because the Company has failed to comply with any of the closing conditions set forth in Article VIII of this Agreement.

10.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or (in the case of the Company, the Parent and Buyer) their respective officers or directors, except for Sections 6.4 and 11.6, and the last sentence of Section 6.1, and Section 10.3 which shall remain in full force and effect, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof.

10.3 Termination Fee. In the event that Parent or the Company terminates this Agreement pursuant to Section 10.1(b)(ii) due to the failure of the condition set forth in Section 8.12 to be satisfied then Parent agrees to promptly pay to the Company a termination fee of $1,500,000 consisting of: (x) the reimbursement of the Company’s reasonable administrative, legal and accounting expenses incurred in connection with the Agreement and the transactions contemplated hereby in a minimum amount of $600,000 in cash but which amount shall not exceed $750,000 (the “Expense Reimbursement”), and (y) the issuance to the Company of shares of Parent Common Stock with a value (calculated based on the average closing price of the shares on the NASDAQ National Market for the ten (10) trading days ending on June 30, 2005) equal to $1,500,000 less the amount of the Expense Reimbursement.

ARTICLE XI

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

11.1 Indemnity Obligations. (a) Subject to Sections 11.3 and 11.4 hereof, the Company and the Sole Stockholder by adoption of this Agreement and approval of the transactions contemplated hereby, jointly and severally agree to indemnify and hold the Parent and Buyer (including their respective representatives and affiliates) harmless from, and to reimburse the Parent for, any Losses (as that term is hereinafter defined) directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company and the Sole Stockholder set forth in Article II of this Agreement or any Schedule or certificate delivered by the Company pursuant hereto; and (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company which are contained in this Agreement or any agreement entered into in connection herewith including, without limitation, the covenants set forth in Article VII of this Agreement. For purposes of this Agreement, the term “Losses” shall mean any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever.

(b) Subject to Sections 11.3 and 11.4 hereof, the Sole Stockholder by adoption of this Agreement and approval of the transactions contemplated hereby, agrees to indemnify and hold the Parent and Buyer (including their respective representatives and affiliates) harmless from, and to reimburse the Parent for, any Losses arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Sole Stockholder set forth in Article III of this Agreement, or any Schedule or certificate delivered by the Sole Stockholder pursuant hereto or thereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Sole Stockholder which are contained in this Agreement or any agreement entered into in connection herewith, including, without limitation, the covenants set forth in Article VII of this Agreement.

11.2 Notification of Claims.

(a) Subject to the provisions of Section 11.3 below, in the event of the occurrence of an event pursuant to which the Parent shall seek indemnity pursuant to Section 11.1, the Parent shall provide the Sole Stockholder with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Sole Stockholder, all relevant information which is material to the claim and which is in the possession of the indemnified party. Parent’s failure to give a timely Claims Notice or to promptly furnish the Sole Stockholder, with any relevant data and documents in connection with any Third-Party Claim (as that term is hereinafter defined) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the indemnified party.

(b) The Sole Stockholder shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to Parent, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Parent; provided, however, that Parent shall control such defense, settlement, adjustment or compromise. The expense of any such defense, settlement, adjustment or compromise, including Parent’s counsel and any counsel chosen by the Sole Stockholder shall be borne by the Sole Stockholder (including from the Escrow Deposit). Parent shall have the right to settle any such Third Party Claim; provided, however, that Parent may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Sole Stockholder, which consent shall not be unreasonably withheld.

(c) Notwithstanding the foregoing, the Sole Stockholder shall have the right to elect to join in, and in such event to conduct and control, through counsel of its choosing reasonably acceptable to Parent, the defense, settlement, adjustment or compromise of any Third Party Claim for which indemnification will be sought by Parent for domain and/or trademark infringement (a “Domain Name Claim”), for a Tax Claim (as such term is defined in Section 11.3) and for a claim related to the disclosure set forth on Schedule 2.8(3) (a “Schedule 2.8(3) Claim”) for the period ending on consummation of the Closing. The expense of any such defense, settlement, adjustment or compromise, including such counsel, shall be borne by the Sole Stockholder (including from the Escrow Deposit). Unless the Sole Stockholder elects to assume such defense, settlement, adjustment or compromise, Parent shall have the right to settle any such Domain Name Claim, Tax Claim or Schedule 2.8(3) Claim; provided, however, that Parent may not effect the settlement, adjustment or compromise of any such Domain Name Claim, Tax Claim or Schedule 2.8(3) Claim without the written consent of the Sole Stockholder, which consent shall not be unreasonably withheld. The Sole Stockholder may not effect the settlement, adjustment, compromise or satisfaction of any such Domain Name Claim, Tax Claim or Schedule 2.8(3) Claim without the consent of the Parent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Parent shall have the right at any time to assume and in such event to thereafter conduct and control the defense of any Domain Name Claim, Tax Claim or Schedule 2.8(3) Claim being defended by the Sole Stockholder in which such event Parent shall not be entitled to indemnification hereunder for such claim.

11.3 Duration. All representations and warranties set forth in this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto (all of the foregoing collectively, the “Indemnifiable Matters”), shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given prior to the Escrow Release Date (as defined below) and also as provided in the immediately following sentence, all Indemnifiable Matters shall expire on the eighteen (18) month anniversary of the Closing Date (the “Escrow Release Date”). Notwithstanding the foregoing, (a) Indemnifiable Matters arising from breaches of the covenants contained in Article VII shall survive the Closing Date until the two (2) year anniversary of the Closing Date; (b) Indemnifiable Matters arising from breaches of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.14 and Article III, shall each survive the Closing Date until the three (3) year anniversary of the Closing Date; (c) Indemnifiable Matters arising from breaches of the representation and warranties set forth in Section 2.11 (except for Domain Name Claims which shall not constitute Excluded Obligations) shall survive the Closing Date until the four (4) year anniversary of the Closing Date; and (d) Indemnifiable Matters arising from breaches of the representations and warranties set forth in Section 2.9 and the covenant contained in Section 6.6 (each, a “Tax Claim”) shall survive the Closing Date until the six (6) year anniversary of the Closing Date (all such obligations in (a), (b) (c) and (d), collectively, the “Excluded Obligations”). Notwithstanding the foregoing, claims for breaches of the representations and warranties relating to or arising from fraud shall be independent of, and shall not be limited by, the Agreement and shall survive the Closing Date indefinitely.

11.4 Escrow. As soon as practicable after the Closing Date, the Escrow Deposit shall be delivered by Parent to the Escrow Agent, to be held for a period ending on the Escrow Release Date, except the Escrow Deposit may be withheld after the Escrow Release Date for so long as is reasonably necessary to satisfy claims for indemnification which are the subject to a Claims Notice delivered prior to the Escrow Release Date. The Escrow Deposit shall be held and disbursed by the Escrow Agent in accordance with an Escrow Agreement. If the Closing occurs, Parent and Buyer agree that the Parent’s right to indemnification pursuant to this Article XI shall constitute Parent’s and Buyer’s sole and exclusive remedy and recourse against the Sole Stockholder for Losses attributable to any Indemnifiable Matters. Except with respect to the Excluded Obligations, the maximum liability of the Sole Stockholder shall be limited to the Escrow Deposit. Notwithstanding the foregoing, the maximum liability of the Sole Stockholder shall be limited to fifty percent (50.0%) of the Escrow Deposit with respect to claims for Indemnifiable Matters arising from breaches of the representation and warranties set forth in Section 2.11 which relate to Domain Name Claims only. The maximum liability of the Sole Stockholder for the Excluded Obligations shall be limited to the Purchase Price to which such Sole Stockholder is entitled (less any amount previously recovered under this Article XI from the Escrow Deposit).

11.5 Stockholder Beneficiaries. The trustee of the Trust hereby agrees that it shall not distribute any portion of the Cash Consideration to any beneficiary thereof or any other third party unless such party prior thereto agrees in writing to be bound by the terms of this Article XI.

11.6 No Liability or Substitution of Trustee. Notwithstanding any other provision of this Agreement, in no event shall the trustee of the Trust or Nominee or any Affiliate (as that term is defined in Rule 12b-2 under the Exchange Act), including but not limited to, employees and directors of the trustee of the Trust or Nominee and any Affiliate, of the Trust or Nominee (collectively, the “Trust Parties”) be personally liable for any amounts under this Agreement or as a result of any transactions contemplated by this Agreement or acts or omissions with respect thereto; provided, however, that the provisions of this Section shall not apply in the event the trustee of the Trust or the Nominee fails to comply with the requirements of Section 11.5 hereof or in the event of bad faith or willful misconduct. Further, any claims against the Trust Parties shall be limited in all circumstances to the amount of the Purchase Price. While the Company and the Sole Stockholder are subject to potential indemnification obligations pursuant to this

Article XI, any and all changes and/or substitutions of the trustee of the Trust other than with a reputable bank or trust company reasonably acceptable to Parent shall require Parent’s prior written consent which such consent shall not be unreasonably withheld.

11.7 Registration Rights. The provisions of Section 12.5 hereof and not this Article XI shall govern any claim for indemnification pursuant to Article XII.

11.8 Treatment of Indemnity Payments. All payments made pursuant to this Article XI pertaining to any indemnification obligations shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE XII

REGISTRATION RIGHTS

12.1 Registrable Shares. For purposes of this Agreement, “Registrable Shares” shall mean the shares of Parent Common Stock issued as the Equity Consideration or any shares of Parent Common Stock issued pursuant to Section 10.3.

12.2 Required Registration. Parent shall promptly prepare and file with the SEC a registration statement on Form S-3 under the Securities Act with respect to the resale of the Registrable Shares (the “Registration Statement”) once Parent becomes eligible to file such Registration Statement with the SEC and to effect all such registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or “blue sky” laws and compliance with any other applicable governmental requirements or regulations) as the Sole Stockholder may reasonably request and that would permit or facilitate the sale of Registrable Shares (provided however that Parent shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction).

12.3 Effectiveness; Suspension Right.

(a) Parent will use its best efforts to cause the Registration Statement to become effective under the Securities Act (including without limitation the filing of any amendments or other documents necessary for such effectiveness) and to maintain the effectiveness of the Registration Statement and other applicable registrations, qualifications and compliances until one (1) year from the Closing Date (collectively, the “Registration Effective Period”), and from time to time will amend or supplement the Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

(b) Following such date as the Registration Statement is first declared effective, the Sole Stockholder will be permitted to offer and sell the Registrable Shares registered therein during the Registration Effective Period in the manner described in the

Registration Statement provided that the Registration Statement remains effective and has not been suspended.

(c) Notwithstanding any other provision of this Article XII, Parent shall have the right at any time to require that the Sole Stockholder suspend further open market offers and sales of Registrable Shares pursuant to the Registration Statement whenever, and for so long as, in the reasonable judgment of Parent, upon written advice of counsel, there is in existence material undisclosed information or events with respect to Parent (the “Suspension Right”). In the event Parent exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at the earliest time that such disclosure would not have a material adverse effect on Parent, as determined in good faith by Parent after consultation with counsel. Parent will promptly give the Sole Stockholder written notice of any such suspension and will use its best efforts to minimize the length of the suspension.

12.4 Expenses. The costs and expenses to be borne by Parent for purposes of this Article XII shall include, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the Sole Stockholder), legal fees and disbursements of counsel for Parent, “blue sky” expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees (if any) and disbursements of counsel for the Sole Stockholder.

12.5 Indemnification.

(a) To the extent permitted by law, Parent will indemnify and hold harmless the Sole Stockholder, any underwriter (as defined in the Securities Act) for the Sole Stockholder, its officers, directors, stockholders or partners and each person, if any, who controls the Sole Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state or incorporate by reference therein a material fact required to be stated or incorporated by reference therein, or necessary to make the statements included or incorporated by reference therein not misleading, or (C) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Parent will pay to such Sole Stockholder (and its officers, directors, stockholders or partners), underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 12.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Parent (which consent may not be unreasonably withheld); nor shall

Parent be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (i) a Violation which occurs in reliance upon and in conformity with written information furnished by such Sole Stockholder expressly for use in the Registration Statement, or (ii) a Violation that would not have occurred if the Sole Stockholder had delivered to the purchaser the version of the Prospectus most recently provided by Parent to the Sole Stockholder as of a date prior to such sale.

(b) To the extent permitted by law, the Sole Stockholder will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter, and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as, and only to the extent that, such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of the Sole Stockholder to comply with the prospectus delivery requirements under the Securities Act, and the failure of the Sole Stockholder to deliver the most current prospectus provided by Parent prior to the date of such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Sole Stockholder expressly for use in the Registration Statement or such Violation is caused by the Sole Stockholder’s failure to deliver to the purchaser of the Sole Stockholder’s Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to the Sole Stockholder by Parent prior to the date of the sale; and the Sole Stockholder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 12.5(b) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 12.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Sole Stockholder, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution liability of the Sole Stockholder under this Section 12.5(b) shall not exceed the net proceeds received by the Sole Stockholder in connection with sale of shares pursuant to the Registration Statement.

(c) Each person entitled to indemnification under this Section 12.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 12.5 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) To the extent that the indemnification provided for in this Section 12.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one had and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue of alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

12.6 Procedures for Sale of Shares Under Registration Statement.

(a) Notice and Approval. If the Sole Stockholder shall propose to sell (which may include an intent to sell over a specific period of time) Registrable Shares pursuant to the Registration Statement, it shall notify Parent of its intent to do so (including the proposed manner and timing of all sales) at least one (1) full trading day prior to such sale, and the provision of such notice to Parent shall conclusively be deemed to reestablish and reconfirm an agreement by the Sole Stockholder to comply with the registration provisions set forth in this Agreement. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by the Sole Stockholder expressly for inclusion in the Registration Statement (as the same may have been superseded by subsequent such information) is accurate as of the date of such notice. At any time within such one (1) trading-day period, Parent may refuse to permit the Sole Stockholder to resell any Registrable Shares pursuant to the Registration Statement; provided, however, that in order to exercise this right, Parent must deliver a certificate in writing to the Sole Stockholder to the effect that a delay in such sale is necessary because a sale pursuant to the Registration Statement in its then-current form without the addition of material, non-public information about Parent, could constitute a violation of the federal securities laws.

(b) Delivery of Prospectus. For any offer or sale of any of the Registrable Shares by the Sole Stockholder in a transaction that is not exempt under the Securities Act, the Sole Stockholder, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Parent covering the Registrable Shares in the form furnished to the Sole Stockholder by Parent to the purchaser of any of the Registrable Shares on or before the settlement date for the purchase of such Registrable Shares.

(c) Copies of Prospectuses. Subject to the provisions of this Section 12.6, when the Sole Stockholder is entitled to sell and gives notice of its intent to sell Registrable Shares pursuant to the Registration Statement, Parent shall, within two (2) trading days following the request, furnish to the Sole Stockholder a reasonable number of copies of a supplement to or in amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not as of the date of delivery to the Sole Stockholder include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading or incomplete in the light of the circumstances then existing.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument signed on behalf of the party against whom enforcement is sought.

13.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

13.3 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 13.3):

(a)	if to the Company or the Sole Stockholder to:

Name Development Ltd.

20 Cecil Street #09-00

Singapore 049705

Attention: Martin Laeuchli

with copies to:

Rothschild Trust Cayman Limited

Zollikerstrasse 181

Zurich, Switzerland 8034

Attention: Simone von Graffenried

Dorsey & Whitney LLP

U.S. Bank Centre

1420 Fifth Avenue, Suite 3400

Seattle, WA 98101-4010

Attention: Michael Jay Brown, Esq.

(b)	if to the Parent or Buyer, to:

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Attention: Ethan A. Caldwell, General Counsel

with copies to:

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Attention: Francis J. Feeney, Jr., Esq.

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

13.4 Binding Effect; Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except (i) by Parent to any successor to its business or to any affiliate as long as Parent remains ultimately liable for all of Parent’s obligations hereunder, (ii) on or before Closing, Parent may assign its rights hereunder as Buyer to a wholly-owned subsidiary of Parent, and (iii) by the Trust to a successor trust with the same trustee and with beneficiaries that are beneficiaries of the Trust or are related to beneficiaries of the Trust by blood or marriage provided such successor trust specifically agrees in writing to assume the obligations of the Sole Stockholder hereunder.

13.5 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns and any other parties indemnified under Article XI.

13.6 Public Announcements. Promptly after the date of execution hereof and the Closing Date, the Parent shall issue a press release in such form as reasonably acceptable to the Company and none of the parties hereto shall, except as agreed by the Parent and the Company, or except as may be required by law or applicable regulatory authority (including without limitation the rules applicable to Nasdaq National Market companies), issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

13.9 Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than the nondisclosure agreement entered into between the Parent and the Company dated June 22, 2004 (the “NDA Agreement”). This Agreement supercedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter, other than the NDA Agreement (subject to the disclosure requirements of any applicable laws and/or governmental regulations).

13.10 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in Seattle, Washington and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

13.11 Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

13.12 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

COUNTERPART SIGNATURE PAGE

TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PARENT AND BUYER:

MARCHEX, INC.

By:	/s/ RUSSELL C. HOROWITZ
Name:	Russell C. Horowitz
Title:	Chief Executive Officer

SELLER:

NAME DEVELOPMENT LTD.

By:	/s/ MARTIN LAEUCHLI
Martin Laeuchli
Title:	Director

COUNTERPART SIGNATURE PAGE

TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

SOLE STOCKHOLDER:

Rothschild Trust Cayman Limited, as trustee of The SSV Trust

By:	/s/ Illegible
Authorized Signatory
Trustee of The SSV Trust

ZRH NOMINEES (0049) LTD.

By:	RTB Treasurers Ltd.

By:	/s/ PETER KOENIG
Peter Koenig, authorized signatory
Title:	Director

By:	RTB Presidents Ltd.

By:	/s/ SIMONE VON GRAFFENRIED
Simone von Graffenried, authorized signatory
Title:	Director